Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2005	2004 (a)	2005	2004 (a)
Cash flows from operating activities:
Net income	$37,870	$33,797	$109,712	$75,263
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	5,038	4,541	17,819	18,249
Provision for doubtful accounts	1,849	4,292	10,679	11,996
Deferred income taxes	3,796	7,102	2,392	5,290
Tax benefit from stock option exercises	4,883	612	8,704	6,355
Changes in operating assets and liabilities:
Restricted cash	(500)	(8,194)	7,694	302
Short-term investments	-	8,899	-	13,347
Accounts receivable	2,042	(681)	(14,238)	(13,028)
Prepaids and other assets	(1,975)	164	(8,254)	(1,952)
Direct marketing costs, net	(638)	(900)	(2,777)	(3,869)
Accounts payable and accrued liabilities	(1,579)	(18,952)	3,786	4,501
Deferred revenue	23,123	20,698	18,662	26,428
Net cash flows from operating activities	73,909	51,378	154,179	142,882

Cash flows from investing activities:
Facility expenditures and land purchases	(1,611)	(7,741)	(25,145)	(16,376)
Capital expenditures, net	(7,217)	(3,031)	(21,334)	(19,116)
Proceeds from sales and maturities of investments	260,506	206,659	690,025	1,128,172
Purchase of investments	(281,723)	(260,786)	(748,782)	(1,277,816)
Net cash flows from investing activities	(30,045)	(64,899)	(105,236)	(185,136)

Cash flows from financing activities:
Purchase of treasury stock	(55,605)	-	(55,605)	-
Exercise of stock options	5,410	919	11,008	8,601
Net cash flows from financing activities	(50,195)	919	(44,597)	8,601

Net change in cash and cash equivalents	(6,331)	(12,602)	4,346	(33,653)

Cash and cash equivalents at beginning of period	20,066	21,991	9,389	43,042

Cash and cash equivalents at end of period	$13,735	$9,389	$13,735	$9,389

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(a) Represents restated amounts as a result of the restatement described in further detail in the Form 8-K filed by ITT Educational Services, Inc. on January 31, 2006.

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